UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  May 10, 2010

PLANGRAPHICS, INC.
 (Exact name of registrant as specified in its charter)

Colorado	000-14273	84-0868815
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, Business Boulevard, Sarasota, Florida 34240
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 941-545-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 14, 2010 (Stock Purchase Agreement deemed to have been signed as of May 5, 2010), we acquired all of the issued and outstanding stock of Triple C Transport, Inc., a Nebraska corporation, as a wholly owned subsidiary.  Triple C Transport is engaged in the refrigerated motor freight business and operates fleet of 100 power units from its headquarters office (which it leases) in Doniphan, Nebraska.  We purchased Triple C Transport from Craig White and Vonnie White, with whom we (including our directors, officers and affiliates) have had no relationship prior to negotiation of this transaction.  We have undertaken an irrevocable obligation to issue two million shares of our common stock after the effective date of our planned reverse stock split as described in our preliminary information statement on Schedule 14C as filed with the U.S. Securities and Exchange Commission, and paid $100,000 in cash to Mr. and Mrs. White.  We have an obligation to pay an additional $150,000 to Mr. and Mrs. White within 180 days after closing.  We have borrowed the initial cash payment from a private investment company with whom we (including our directors, officers and affiliates) have had no relationship prior to negotiation for the loan.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

In connection with our purchase of Triple C Transport, we delivered to the sellers an “Instruction For Issue of Common Stock” which irrevocably directs our transfer agent to issue and deliver to Mr. and Mrs. White an aggregate of two million shares of our common stock, provided that such delivery shall not occur prior to the effective date of our planned reverse stock split as described in our preliminary information statement on Schedule 14C as filed with the U.S. Securities and Exchange Commission.  We negotiated the transaction directly with the Mr. and Mrs. White.  No underwriters were involved in the transaction, and accordingly there were no underwriting discounts or commissions.  A business broker will receive compensation as a result of the sale of Mr. and Mrs. White’s business.  The purchasers of our common stock are the two persons from whom we purchased Triple C Transport.  Accordingly, the sale did not involve a public offering.  We rely on Section 4(2) of the Securities Act for an exemption from registration.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

On May 10, 2010, we confirmed in writing that we would not engage Cordovano and Honeck, LLP of Englewood Colorado, to audit the financial statements of our significant subsidiaries, Morris Transportation, Inc. and Smith Systems Transportation, Inc., for their fiscal year and transition period ended March 31, 2010.  Cordovano and Honeck, LLP's letter required by Regulation S-B, Item 304(a)(3) is attached as an exhibit to this report on Form 8-K.

(1)  Cordovano and Honeck, LLP’s reports on the financial statements of our significant subsidiaries, Morris Transportation, Inc. and Smith Systems Transportation, Inc., for fiscal years and periods included in our amended annual report on Form 10-K for the fiscal year ended September 30, 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

(2)  The decision to not engage Cordovano and Honeck, LLP to audit the financial statements of our significant subsidiaries, Morris Transportation, Inc. and Smith Systems Transportation, Inc., for the fiscal year and transition period ended March 31, 2010 was recommended by our audit committee.

(3)  During the two most recent fiscal years and subsequent interim periods, we did not have any disagreements with Cordovano and Honeck, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective with the closing of our acquisition of Triple C Transport, as described under Item 2.01, above, Craig White was elected to our board of directors under a provision of the Stock Purchase Agreement which requires his election annually for a total term of three years.  Mr. White has been engaged in the ownership and management of Triple C Transport and related family-owned motor fright businesses for more than the last five years.

Section 7 - Regulation FD Item

7.01 Regulation FD Disclosure.

On May 18, 2010, we issued the press release furnished with this report on Form 8-K as Exhibit 99.1, announcing our acquisition of Triple C Transport.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Financial statements of Triple C Transport will be filed by amendment to this report on Form 8-K as soon as we receive the required audit report thereon.

(b) Pro forma financial information.

Pro forma financial information with respect to our acquisition of Triple C Transport will be filed by amendment to this report on Form 8-K as soon as we receive the required audit report on Triple C Transport’s financial statements and we are thereby enabled to prepare the pro forma financial information.

(d) Exhibits.

10.1	Stock Purchase Agreement between and among PlanGraphics, Inc., Triple C Transport, Inc., Craig White and Vonnie White
16.1	Letter of Cordovao and Honeck, LLP
99.1	Press Release issued May 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANGRAPHICS, INC.

/s/ Paul A. Henley
Paul A. Henley
Chief Executive Officer

May 18, 2010